Exhibit 99.A

News For Immediate Release
El Paso Pipeline Partners Reports First Quarterly Results Following Successful Initial Public Offering
HOUSTON, TEXAS, February 26, 2008—El Paso Pipeline Partners, L.P. (NYSE:EPB) is reporting today fourth quarter 2007 financial and operational results for the partnership.
Highlights:
•	Highly successful initial public offering in November 2007

•	Net income of $19 million

•	Earnings of $0.13 per common unit(1)

•	Cash available for distribution of $11 million(1)

•	Paid pro-rated cash distribution of $0.12813 per common unit on February 14, 2008

(1)	Based on the period from the IPO closing on November 21, 2007 to December 31, 2007.
“The fourth quarter of 2007 marked the beginning of an exciting new partnership, “said Jim Yardley, president and chief executive officer of the general partner of El Paso Pipeline Partners. “Our partnership delivered solid results in its first reporting period as a public entity. We are committed to grow our business and continue to look for opportunities to add value for our unitholders.”
On November 21, 2007, El Paso Pipeline Partners completed an initial public offering of limited partner units. Financial results for periods prior to the initial public offering are attributable to El Paso Pipeline Partners’ predecessor, Wyoming Interstate Company (WIC), an indirect subsidiary of El Paso Corporation (NYSE:EP). Financial results from El Paso Pipeline Partners’ 10 percent interests in Colorado Interstate Gas (CIG) and Southern Natural Gas (SNG) are included for the period November 21, 2007 through December 31, 2007.

A summary of financial results for the three months ended December 31, 2007 and 2006 are as follows:
Financial Results

	Three Months Ended
	December 31,
($ in millions, except per unit amounts)	2007	2006

Operating revenues	$29	$26
Operating expense
Operation and maintenance	9	7
Depreciation and amortization	4	4
Taxes, other than income	1	—

Operating income	15	15
Earnings from unconsolidated affiliates	5	—
Other income, net	3	—
Interest and debt expense	(4)	(1)

Net income	$19	$14

Net income per common unit (1)	$0.13	—

(1)	Net income per unit is based on the period from the IPO closing on November 21, 2007 to December 31, 2007.
Financial Results
For the quarter ended December 31, 2007, El Paso Pipeline Partners reported net income of $19 million compared with $14 million for the quarter ended December 31, 2006.
Earnings before interest expense and incomes taxes (EBIT) for the quarter ended December 31, 2007, were $23 million compared with $15 million for the same period in 2006. The increase in EBIT is primarily due to increased demand for firm capacity on WIC’s mainline and the contribution of 10 percent of CIG and SNG on November 21, 2007 in conjunction with El Paso Pipeline Partners’ initial public offering. Partially offsetting these factors was an unfavorable non-cash item from the revaluation of fuel and related gas balance items owed to shippers. Increases in natural gas prices experienced during the quarter unfavorably impacted the overall revaluation of these amounts. WIC filed a tariff change at FERC in September 2007 to establish a fuel and related gas balance recovery mechanism, which, if approved, will recover all cost impacts, or flow through to shippers any revenue impacts, of all such items.
Equity earnings from El Paso Pipeline Partner’s investments in CIG and SNG for the period of November 21, 2007, through December 31, 2007, were $2 million and $3 million respectively.
Debt and Interest Expense
At the close of the initial public offering, El Paso Pipeline Partners borrowed $425 million under its new five-year $750 million revolving credit facility. As of December 31, 2007, $455 million was outstanding under the credit facility.
Capital Projects
In 2007, WIC invested $156 million in cash expansion capital expenditures, primarily related to the Kanda lateral project, which went into service in January 2008, and the Medicine Bow expansion, and $4 million of maintenance capital.
WIC is seeking regulatory approval for a 219-million-cubic-foot-per-day (MMcf/d) expansion of its Piceance lateral. The fully subscribed expansion will provide 48 MMcf/d of new capacity beginning in the fourth quarter 2008 and the remainder by the fourth quarter 2009. This project is expected to increase cash available for distribution by $12 million beginning in 2010.
Webcast Information
El Paso Pipeline Partners has scheduled a live webcast of a review of its fourth quarter 2007 results on February 26, 2008, beginning at 10:30 a.m. Eastern Time, 9:30 a.m. Central Time, which may be accessed online through El Paso Pipeline Partners’ Web site at www.eppipelinepartners.com in the Investors section. During the webcast, management will refer to slides that will be posted on the Web site. The slides will be available one hour before the webcast and can be accessed in the Investors section. A limited number of telephone lines will also be available to participants by dialing (888) 710-3574 (conference ID # 34216228) ten minutes prior to the start of the webcast.

A replay of the webcast will be available online through the partnership’s Web site in the Investors section. A telephone audio replay will be also available through March 4, 2008 by dialing (800) 642-1687 (conference ID # 34216228). If you have any questions regarding this procedure, please contact Margie Fox at (713) 420-2903.
El Paso Pipeline Partners, L.P. is a Delaware limited partnership formed by El Paso Corporation to own and operate natural gas transportation pipelines and storage assets. El Paso Corporation owns 56.2 million limited partner units and 1.7 million general partner units. El Paso Pipeline Partners, L.P. owns Wyoming Interstate Company, an interstate pipeline system serving the Rocky Mountain region, and a 10 percent interest in each of the Colorado Interstate Gas Company and Southern Natural Gas Company interstate pipelines, which operate in the Rocky Mountain and southeastern regions of the United States, respectively. For more information about El Paso Pipeline Partners, visit www.eppipelinepartners.com.
Disclosure of Non-GAAP Financial Measures
The SEC’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. In the event of such a disclosure or release, Regulation G requires (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The required presentations and reconciliations are attached.
El Paso Pipeline Partners uses the non-GAAP financial measure “earnings before interest expense and income taxes” or “EBIT” to assess the operating results and effectiveness of its businesses. The partnership defines EBIT as net income (loss) adjusted for interest and debt expense. The partnership excludes interest and debt expense so that investors may evaluate the partnership’s operating results without regard to its financing methods or capital structure. El Paso Pipeline Partner’s business operations consist of both consolidated businesses as well as investments in unconsolidated affiliates. As a result, the partnership believes that EBIT, which includes the results of both these consolidated and unconsolidated operations, is useful to its investors because it allows them to evaluate more effectively the performance of all of El Paso Pipeline Partner’s businesses and investments.
El Paso Pipeline Partners uses the non-GAAP financial measure “Cash Available For Distribution” to measure its cash generation ability. The partnership defines Cash Available for Distribution as Adjusted EBITDA less cash interest expense, maintenance capital expenditures, cash reserves, and other income and expenses, net, which primarily includes non-cash allowance for funds during construction. Cash available for

Distribution does not reflect changes in working capital balances. Adjusted EBITDA is defined as net income plus depreciation and amortization expense, interest and debt expense, net of interest income and the partnership’s 10 percent share of estimated cash available for distribution from CIG and SNG for the applicable period, less equity in earnings of CIG and SNG.
El Paso Pipeline Partners believes that the non-GAAP financial measures described above are also useful to investors because these measurements are used by many companies in the industry as a measurement of operating and financial performance and are commonly employed by financial analysts and others to evaluate the operating and financial performance of the partnership and to compare the operating and financial performance of the partnership with the performance of other companies within the industry.
These non-GAAP financial measures may not be comparable to similarly titled measurements used by other companies and should not be used as a substitute for net income, earnings per unit, cash flow from operating activities or other GAAP operating measurements.

	Three Months Ended
	December 31,
Non-GAAP reconciliation schedules	2007	2006

Net Income	$19	$14

Add: Interest and debt expense	4	1

EBIT	$23	$15

Add: Depreciation and amortization	4	4

Cash distributions from CIG and SNG	4	—

Less: Equity earnings from CIG and SNG	(5)	—

Adjusted EBITDA	$26	$19

Less: Cash attributable to the period from October 1, 2007 to November 20, 2007	(11)

Cash reserve	(1)

Cash interest expense, net	(3)

Maintenance capital expenditures	(1)

Other, net	1

Cash Available for Distribution	$11

Cautionary Statement Regarding Forward-Looking Statements
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. El Paso Pipeline Partners has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the ability to obtain necessary governmental approvals for proposed pipeline projects and to successfully construct and operate such projects; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the risks associated with recontracting of transportation commitments; regulatory uncertainties associated with pipeline rate cases; actions taken by third-party operators, processors and transporters; conditions in geographic regions or markets served by El Paso Pipeline Partners and its affiliates and equity investors or where its operations and affiliates are located; the effects of existing and future laws and governmental regulations; competitive conditions in our industry; changes in the availability and cost of capital; and other factors described in El Paso Pipeline Partners’ (and its affiliates’) Securities and Exchange Commission filings. While these statements and projections are made in good faith, El Paso Pipeline Partners and its management cannot guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. El Paso Pipeline Partners assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made, whether as a result of new information, future events, or otherwise.
Contacts:
Investor-Media Relations
Bruce L. Connery, Vice President
Office: (713) 420-5855
Fax: (713) 420-4417
Media Relations
Bill Baerg, Manager
Office: (713) 420-2906
Fax: (713) 420-4417